Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-192699 on Form S-8 of Corporate Resource Services, Inc. of our report dated June 30, 2014 relating to the financial statements as of and for the year ended January 3, 2014, appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP
New York, New York
June 30, 2014